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                                                               EXHIBIT - (a)(4)



               NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

If you previously elected to reject Macromedia's offer to exchange options, and you would like to change your election and accept this offer, you must sign this Notice, execute a new Election Form and return both documents to Darrell Hong before 5 p.m., Pacific Time, on June 4, 2001, unless Macromedia extends the offer. If you have questions, please ask Darrell Hong, or if he is unavailable, contact Franci Claudon at (415) 252-4086 or fclaudon@macromedia.com.

To Macromedia, Inc.:

        I previously received a copy of the Macromedia, Inc. Offer to Exchange Outstanding Options (dated May 4, 2001) and the Election Form. I signed and returned the Election Form, in which I elected to reject Macromedia's offer to exchange options. I now wish to change that election and accept your offer to exchange options. I understand that by delivering a signed Notice and Election Form to Darrell Hong, I will be able to withdraw my rejection of the offer and accept the offer to exchange options instead. I have read, understand and agree to all of the terms and conditions of the offer to exchange options.

        I understand that in order to accept the offer, I must sign and deliver this Notice and a new Election Form to Darrell Hong before 5 p.m., Pacific Time, on June 4, 2001, or if Macromedia extends the deadline to exchange options, before the extended expiration of the offer.

        I further understand that Macromedia will not accept any conditional or partial returns of options. I have completed and signed the following exactly as my name appears on my original Election Form.

I accept the offer to exchange options.


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  Signature

Date:  __________ __, 2001

Name:

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(Please Print)